Exhibit 99.2

Excerpt from a press release, dated September 3, 2015, issued by Vince Holding Corp.:

Option Exchange and Employee Stock Purchase Plan Amendment

In an effort to promote retention at the Company, the Company’s Board of Directors and the majority stockholders have approved a one-time stock option exchange program to permit the Company to cancel certain stock options held by some of its employees and executive officers in exchange for new, or replacement, options.  None of the executive officers, who have departed from their positions at the Company in the recent months, including Jill Granoff, the Company’s former Chief Executive Officer, as well as the Company’s Interim Chief Executive Officer and Interim Chief Financial Officer and Treasurer will be eligible to participate in the option exchange. The Company expects to commence the exchange offer and file a Tender Offer Statement on Schedule TO with the Securities Exchange Commission (the “SEC”) on or around September 3, 2015.

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The Company’s stockholders and option holders will be able to obtain the written materials relating to the exchange offer […..] and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov or on the Company’s website at investors.vince.com.